Exhibit 99.1
DATA SAFETY MONITORING BOARD RECOMMENDS CONTINUATION OF MYVAX® PERSONALIZED IMMUNOTHERAPY PIVOTAL PHASE 3 TRIAL FOR TREATMENT OF FOLLICULAR NON-HODGKIN’S LYMPHOMA
Conference Call to be held at 9:00 AM ET tomorrow, July 26th
REDWOOD CITY, Calif. — July 25, 2005 — Genitope Corporation (Nasdaq: GTOP) today announced that its independent Data Safety Monitoring Board (DSMB) reviewed the first planned interim analysis of data for efficacy in its pivotal Phase 3 clinical trial for treatment of follicular non-Hodgkin’s Lymphoma (fNHL) and recommended that the trial continue as planned. The next interim analysis of data for efficacy is scheduled to occur in mid-2006.
This trial evaluates the safety and efficacy of the company’s lead product candidate, MyVax® Personalized Immunotherapy, in patients with previously untreated fNHL. The trial compares patients treated with MyVax® Personalized Immunotherapy to patients treated with a nonspecific immunotherapy control.
The company will hold a conference call tomorrow, July 26th, 2005 at 9:00 AM ET. US and Canada dial-in is 877-407-9205. The international dial-in is 201-689-8054. The call can also be accessed in a listen-only mode on the Genitope web site at www.genitope.com. The webcast will be archived for 30 days.
About Genitope Corporation
Genitope Corporation is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Genitope Corporation’s lead product candidate, MyVax® Personalized Immunotherapy, is a patient-specific active immunotherapy based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope Corporation is conducting a pivotal Phase 3 clinical trial using MyVax® Personalized Immunotherapy in previously untreated follicular non-Hodgkin’s Lymphoma patients. Genitope Corporation is based in Redwood City, California.
Forward Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements regarding the timing of the next interim analysis. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Genitope Corporation’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to the progress, timing and results of Genitope Corporation’s clinical trials, risks related to competition from other pharmaceutical or biotechnology companies, the risks of growth and dependence on key personnel, risks relating to the manufacturing of MyVax and other risks detailed in Genitope Corporation’s filings with the Securities and Exchange Commission, including the Quarterly Report for the fiscal quarter ended March 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope Corporation undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Media Contacts
Jackie Quintanilla/Lisa Waters
Edelman
(323) 202-1053/(323) 202-1051
Jacqueline.Quintanilla@edelman.com
Lisa.waters@edelman.com
Investor Contact
John Vuko, Chief Financial Officer
Genitope Corporation
(650) 482-2000
IR@genitope.com